EXHIBIT 99.1

		John D. Milton
		Executive Vice President, Treasurer & CFO
		904/355/1781, Ext. 263


FLORIDA ROCK INDUSTRIES, INC. ANNOUNCES AN AGREEMENT TO PURCHASE
ASSETS IN THE SOUTHEASTERN UNITED STATES FROM U.S. AGGREGATES,
INC.

Jacksonville, Florida; July 12, 2001 - FLORIDA ROCK INDUSTRIES, INC. (NYSE-FRK) ("Company") announced today that it has agreed to purchase the assets of U.S. Aggregates located in the Southeastern United States for approximately $105,000,000 cash, plus the assumption of certain external debt and equipment operating leases, having an approximate value of $45,000,000.

Included are seven operating stone quarries, two sand operations, one ready-mix operation and certain other permitted and not-yet-permitted stone quarry sites. Although six of the operating stone quarries are located in Alabama, with the other being just outside Chattanooga, Tennessee, the Alabama quarries are strategically located to serve markets in western Tennessee (Memphis), Mississippi and the Gulf coast (including the panhandle area of Florida) as well as Alabama. These four new markets complement the existing markets now served by Florida Rock Industries, Inc. in the adjoining states of Georgia and Florida.

Five of the seven stone quarry sites are recently opened or acquired operations that have not yet achieved their full output potential, yet all five of the seven have been or are being outfitted with new crushing plants included in the assets to be acquired. During the calendar year 2000, these acquired operations produced approximately 9.1 million tons of aggregates. The ready-mix operation, located in Chattanooga, Tennessee, sold over 100,000 yards of concrete during the 2000 year and serves to augment the one stone quarry and two sand operations adjacent to that market.

Commenting on the acquisition, John D. Baker II, President and CEO stated that "These assets fit well with our strategy of expanding the aggregates segment of our business and provide Florida Rock with an excellent platform for growth in several very attractive markets immediately adjacent to our existing operations in Georgia and the peninsula of Florida. An experienced management team has assembled, acquired and developed these assets over the last few years and Florida Rock is excited at the opportunity to acquire the services of these very capable people as it expands its operations into new markets."

The transaction, which is subject to usual conditions of closing including compliance with the Hart-Scott-Rodino Act and approval of the shareholders of U.S. Aggregates, is expected to close prior to September 30, 2001.

McGuireWoods LLP is acting as legal advisor to the Company in connection with the acquisition.

					   (over)
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The Company will host a conference call at 10:00 a.m. EDT on
Friday, July 13, 2001, to discuss the acquisition and its potential impact on the Company. Access to the call is available by calling 888-318-6429 (security code FLORIDA ROCK). A live webcast of the conference call will also be accessible through the following link:
http://www.yourcall.com/real/players/frk071001.smil.  Shortly after the call is concluded, archived replays of the conference will be accessible for a limited number of days via the same link as the live webcast.



Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.

Investors are cautioned that any statements in this press release which related to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory, climatic, pricing, energy costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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